FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

GENESIS CAPITAL, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of December 9, 2015, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Genesis Capital, LLC, a Washington Limited Liability Company (the "Adviser") located at 7191 Wagner Way NW, Suite 302, Gig Harbor, WA 98335.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust and the Adviser, dated as of November 12, 2013 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently changed the name of the Anchor Alternative Income Fund to Armor Alternative Income Fund, respectively, and the purpose of this Amendment is to acknowledge and reflect the new name;

WHEREAS, the Agreement continues in effect with respect to the Anchor Alternative Income Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before January 15th (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreement to “Anchor Alternative Income Fund” shall be replaced with “Armor Alternative Income Fund”, respectively.
2.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before September 8th each year, beginning in 2016.

3. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: _/s/ Andrew Rogers______________

Name: Andrew Rogers

Title: President

GENESIS CAPITAL, LLC

By: _/s/ Joel M. Price____________________

Name: Joel Price

Title: Portfolio Manager